EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 312.698.6707 janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Announces Management Change
SANTA ANA, Calif., (June 24, 2008) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment management firm, announced today that Robert H. Osbrink, Executive Vice President and Chairman of Transaction Services, has left the Company effective immediately.
     Osbrink joined Grubb & Ellis in 1988 and held numerous local and regional management roles during his 20 years at Grubb & Ellis. He was named Executive Vice President and President of Transaction Services in 2004. In June 2008, Jack Van Berkel, Chief Operating Officer, assumed the additional role of President, Transaction Services.
About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.
Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of March 31, 2008, more than $3.4 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.
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Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 300 Santa Ana, CA 92705 • 714.667.8252